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            TIB FINANCIAL CORP. ANNOUNCES THIRD QUARTER 2003 EARNINGS

         KEY LARGO, FLA. (NOVEMBER 4, 2003) -- TIB Financial Corp., (Nasdaq:
TIBB) holding company for TIB Bank of the Keys, today reported net income for the third quarter of 2003 of $1,162,945 versus $1,220,658 for the third quarter of 2002. For the nine months ended September 30, 2003, earnings continued a record pace of $3,637,668 compared to $3,513,142 for the same period of 2002.

         Net income for the third quarter of 2003 decreased $58,000 over the respective prior year period. During this three month period, net interest income increased approximately $1,107,000, non-interest income increased $595,000 from the prior year's level, while non-interest expenses increased approximately $1,300,000 over the prior year. TIB's two year old Southwest Florida expansion plan combined with core market growth, and increased volumes in the indirect lending program which began in the second quarter of 2002, produced significant asset growth in the third quarter of 2003. Net loan growth in this single quarter exceeded $37,000,000 requiring prudent funding of the loan loss provision. The third quarter 2002 provision funding of $103,000 reflected that quarter's normal loan production activity, while the third quarter of 2003 produced a provision funding of $447,000. Additionally, this quarter the Bank further reduced its carrying value of a foreclosed property by $168,000 to reflect a reduced market value.

          Net income for the first nine months of 2003 increased approximately $125,000 over the first nine months of 2002. November of 2002 saw the opening of TIB's Naples signature office. As projected, the expenses associated with this new branch, combined with the core market's overhead growth caused to a great extent by increased regulatory and compliance demands, resulted in non-interest expenses increasing $3,247,000 over the prior year. Also, during the first nine months of 2003, TIB increased net interest income $2,668,000 driven by loan growth from $441.7 million on December 31, 2002 to $510.5 million at quarter end September 30, 2003, with approximately 54% of the growth coming during the third quarter. The company's net interest margin expanded to 4.40% for the nine months ended September 30, 2003 from 4.36% for the nine months ended September 30, 2002. The expansion of TIB's footprint into Southwest Florida has assisted in the generation of quality earning assets and market priced core deposits and has been key to the stabilization of the company's net interest margin. Our entrance into the indirect automobile loans market in the second quarter of 2002 has also furthered our efforts to generate higher relative yielding assets.

         Non-interest income, which represents approximately 33% of total revenue, has increased $1,566,000 or 21% over the prior year to date amount and 26% over the previous year's quarter. Sources for non-interest income for the first nine month period include increases in fee income resulting from the Bank's expansion of its residential mortgage origination function into the transaction rich market of Southwest Florida. These fees result from the immediate sale of fixed rate residential mortgages into the secondary market. Additionally, TIB's dominant market share of merchant bankcard processing in the Florida Keys and investment services income combined to enhance overall non-interest income. TIB's entry into growth markets provides these broader and more numerous product opportunities.

         Non-interest expenses have increased 19% on a year to date basis and 23% over the prior year's third quarter. A portion of this increase can be attributed to the increase

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in facilities and labor expenses associated with and projected in the Southwest
Florida expansion plan. Additional non-interest expense resulted from commissions paid for the increased generation of residential mortgage loans.

         As a result of the completion of a private placement of approximately 281,000 shares of TIB's common stock in the second quarter of 2003, sufficient capital was raised to support the bank's aggressive expansion into the growth market of Naples, Bonita Springs and Fort Myers, as well as continuing the growth in the contiguous market of South Dade County. In the near term as this newly generated capital is employed, earnings per share will be adversely affected. The effects of which are seen in the third quarter basic and diluted earnings per share which were $0.26 and $0.25 as compared to $0.30 and $0.29 for the third quarter of 2002. For the nine months ended September 30, 2003, basic and diluted earnings per share were $0.87 and $0.83 as compared to $0.88 and $0.85, respectively, for the nine months ended September 30, 2002. As demonstrated in the growth in earning assets during this year's third quarter, newly generated capital is being employed at an accelerated pace in both our new and existing markets.

         The third quarter also saw the sale of Keys Insurance Agency to its previous principal and former bank director, Derek Martin-Vegue, and his new partner. This transaction had the effect of generating over $2,000,000 in additional regulatory capital to TIB Financial Corp. to support further growth and expansion. The bonds and relationships created with Keys Insurance Agency will remain strong as we both move forward in the same geographic footprint.

         As of September 30, 2003, TIB Financial Corp. had total assets of $645.9 million and total deposits of $542.9 million. This represents a 13.9% increase in assets and a 12.5% increase in deposits from December 31, 2002. At December 31, 2002, total assets were $567.1 million and total deposits were $482.7 million.

         "TIB's strategic decision to expand our delivery system into the dynamic growth of Southwest Florida is proving to be a good one. TIB's ability to gain both loan and deposit share in new markets is promising. Balancing short term earnings per share growth with increased expenses associated with expansion is always difficult. Our challenge is increased by a continuing slow economy and low interest rate environment. We are pleased with the new market's receptivity and our progress to date," said Edward V. Lett, President and CEO of TIB Financial Corp.

         TIB Bank of the Keys is a wholly owned subsidiary of TIB Financial Corp., which is headquartered in Monroe County Florida. TIB Bank has been in operation for 29 years and currently operates nine offices in the Florida Keys, two offices in South Miami-Dade County, and three offices in Naples and Bonita Springs. In addition to its retail and commercial product lines, TIB Bank also provides investment services and government guaranteed lending, as well as merchant bankcard services.

         Copies of TIBB press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the Company's website at tibbank.com. For further information, contact Edward V. Lett, President and CEO at (305) 451-4660.

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         Except for historical information contained herein, this news release contains comments or information that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.


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TIB Financial Corp. and Subsidiaries
Consolidated Statements of Income
Unaudited

                                                          For the Quarter Ended   For the Nine Months Ended
                                                              September 30,            September 30,

(in thousands, except per share data)                       2003         2002         2003         2002
                                                          ---------------------   -------------------------
Interest income                                            $ 8,748      $ 7,895      $25,491      $23,164
Interest expense                                             2,403        2,657        7,425        7,766
                                                           -------      -------      -------      -------
Net interest income                                          6,345        5,238       18,066       15,398

Provision for loan losses                                      447          103        1,035          369

Non-interest income:
  Service charges on deposit accounts                          632          548        1,790        1,625
  Investment securities gains, net                               3            5            9          143
  Merchant bankcard processing income                        1,213          962        3,812        3,422
  Gain on sale of government guaranteed loans                   --           --           87           23
  Fees on mortgage loans sold                                  589          405        1,800        1,079
  Retail investment services                                   112           37          299          168
  Gain on sale of investment in ERAS Joint
      Venture                                                   --           --          202           --
  Other income                                                 348          345        1,065        1,038
                                                           -------      -------      -------      -------
Total non-interest income                                    2,897        2,302        9,064        7,498
                                                           -------      -------      -------      -------

Non-interest expense:
  Salaries & employee benefits                               3,271        2,646        9,512        7,699
  Net occupancy expense                                      1,088          945        3,197        2,739
  Other expense                                              2,681        2,149        7,983        7,007
                                                           -------      -------      -------      -------
Total non-interest expense                                   7,040        5,740       20,692       17,445
                                                           -------      -------      -------      -------

Income before income tax expense                             1,755        1,697        5,403        5,082

Income tax expense                                             615          529        1,890        1,709

                                                           -------      -------      -------      -------
Net income from continuing operations                        1,140        1,168        3,513        3,373

Discontinued operations - Keys Insurance Agency, Inc.           23           53          125          140
                                                           -------      -------      -------      -------
NET INCOME                                                 $ 1,163      $ 1,221      $ 3,638      $ 3,513
                                                           =======      =======      =======      =======

BASIC EARNINGS PER SHARE:
  Continuing operations                                    $  0.26      $  0.29      $  0.84      $  0.85
  Discontinued operations                                     0.00         0.01         0.03         0.03
                                                           -------      -------      -------      -------
  Basic earnings per share                                 $  0.26      $  0.30      $  0.87      $  0.88
                                                           =======      =======      =======      =======

DILUTED EARNINGS PER SHARE:
  Continuing operations                                    $  0.25      $  0.28      $  0.80      $  0.82
  Discontinued operations                                     0.00         0.01         0.03         0.03
                                                           -------      -------      -------      -------
  Diluted earnings per share                               $  0.25      $  0.29      $  0.83      $  0.85
                                                           =======      =======      =======      =======